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FORM 3               U.S. SECURITIES AND EXCHANGE COMMISSION            OMB APPROVAL
                              WASHINGTON, D.C. 20549                    OMB Number 3235-0104
                                                                        Expires: September 30, 1998
                                                                        Estimated average burden
                                                                        hours per response .....0.5

                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
1. Name and Address of   2. Date of Event Requiring      4. Issuer name and Ticker or Trading Symbol
   Reporting Person*        Statement (Month/Day/Year)      ----------------------------------------
------------------------    --------------------------      Crowley, Milner and Company (COM)
Ketteler, Thomas Ralph      12/1/97
(Last) (First) (Middle)                                  5. Relationship of Reporting  6. If Amendment, Date
                                                            Person(s) to Issuer           of Original
2301 West Lafayette                                         (Check all applicable)        (Month/Day/Year)
(Street)                 3. IRS or Social Security          [X] Director                  ----------------
                            Number of Reporting Person      [ ] 10% Owner                 n/a
Detroit, MI 48214           (Voluntary)                     [ ] Officer (give title
(City)  (State)  (Zip)      --------------------------           below)                7. Individual or
                            n/a                             [ ] Other (specify below)     Joint/Group
                                                                                          Filing (Check
                                                                                          Applicable Box)
                                                                                        [ ] Form filed by
                                                                                            One Reporting
                                                                                            Person
                                                                                        [ ] Form filed by
                                                                                            More than One
                                                                                            Reporting Person

                            Table 1 -- Non-Derivative Securities Beneficially Owned
                            -------------------------------------------------------
1. Title of Security     2. Amount of Securities  3. Ownership Form: Direct (D)   4. Nature of Indirect
   (Instr. 4)               Beneficially Owned       or Indirect (I) (Instr. 5)      Beneficial Ownership
   -----------------        (Instr. 4)               --------------------------      (Instr. 5)
   Common Stock             --------------------     n/a/                            --------------------
                            None                                                     n/a

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction  5(b)(v).

                             Table II -- Derivative Securities Beneficially Owned
                        (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative  2. Date Exer-      3. Title and Amount  4. Conversion  5. Ownership   6. Nature Of
   Security (Instr. 4)     cisable and        of Securities        or Exercise    Form of        Indirect
   -------------------     Expiration Date    Underlying           Price of       Derivative     Beneficial
   None                    (Month/Day/Year)   Derivative           Derivative     Security:      Ownership
                           ---------------    Security(Instr.4)    Security       Direct (D)     (Instr.5)
                          Date     Expira-    -----------------    -----------    or Indirect    ---------
                          Exer-    tion       Title    Amount or                  (I) (Instr.5)
                          cisable  Date                Number of                  -------------
                          -------  --------            Shares




Explanation of Responses:  n/a

** Intentional misstatements or omissions of fact constitute    /S/ THOMAS R. KETTELER     December 15, 1997
   Federal Criminal Violations.  See 18 U.S.C. 1001 and      ** Signature of Reporting Person     Date
   15 U.S.C. 78ff(a)

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient, See
Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required unless the form displays a currently valid OMB Number.
                                                                                         SEC 1473(7-96)
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